Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Multi Ways Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, US$0.00025 par value0 per share (1)	457(o)	(2)	800,000	(3)	$3.00	$2,400,000	$0.00011020	$264.48
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$2,400,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$264.48

(1)	Ordinary shares registered hereby have been registered under a separate registration statement on Form F-1 (Registration No. 333-269641) (the “Prior Registration Statement”), which was declared effective on March 30, 2023.
(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Represents only the additional number of ordinary shares being registered. This does not include the securities that the Registrant previously registered on the Prior Registration Statement.